Exhibit 99.4

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PHOENIX FOOTWEAR GROUP, INC.

INVESTOR AGREEMENT

DATED AS OF JULY 21, 2011

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INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”), dated as of July 21, 2011, between PHOENIX FOOTWEAR GROUP, INC. a Delaware corporation (the “Company”), and GREENWOOD CAPITAL LP and GREENWOOD INVESTORS LP (collectively the “Investors”) and, for the purposes of Section 4.5 (Standstill), James R. Riedman and Riedman Corporation.

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investors are entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) providing for the sale and issuance of secured 1% convertible notes due July 30, 2014 in an aggregate amount of up to $1.0 million (the “Notes”), which, among other things, will be convertible into shares of the Company’s Common Stock, in accordance with the terms of the Notes; and

WHEREAS, it is a condition precedent to the closing of the sale of the Notes, that the parties enter into this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

“Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

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“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Greenwood” means Greenwood Investments, Inc., Greenwood Capital Limited Partnership and Greenwood Investors Limited Partnership, together with their respective Affiliates.

“Holder” means the Investors and any Person who acquires and holds Registrable Securities from the Investors and is a permitted assignee of rights under this Agreement and a party to this Agreement.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

“IPO” means the Company’s first public offering of its Common Stock under the Securities Act, after the date hereof, with gross proceeds to the Company of at least $25 million.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Notes; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) any Common Stock held on the date hereof or otherwise acquire by Greenwood, or its Affiliates, and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 5.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.10 of this Agreement.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that, when exercised or converted would result in the issuance of Registrable Securities.

“SEC” means the Securities and Exchange Commission.

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“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor rule.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, or any successor rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements paid by the Company as provided in Section 2.6.

“Trading Market” means whichever of the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market or such other United States registered national securities exchange on which the Common Stock is listed for trading on the date in question, or if the Common Stock is not listed for trading on a registered national securities exchange, the OTC Bulletin Board or Pink Sheets, provided that at least two dealers registered with the Financial Industry Regulatory Authority (FINRA) provide quotes of the Common Stock through such quotation service.

“Voting Agreement” that certain Voting Agreement, dated on or about the date of this Agreement, among Greenwood, the Company and the stockholders of the Company named therein.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to the Registrable Securities then outstanding, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within fourteen (14) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3

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registration statement with respect to Registrable Securities of such Holders, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within thirty (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within fourteen (14) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing (and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly) for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such forty-five (45) day period other than Excluded Registrations.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration and elect not to pay the registration expenses therefor, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall,

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subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders and the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities beneficially held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities beneficially held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the managing underwriter(s) in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the managing underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities beneficially held by each selling Holder or in such other proportions as

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shall mutually be agreed to by all such selling Holders Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to two years from the original effective date (which shall be reduced to one year from the original effective date, upon not less than ten (10) calendar days written notice to the Investors, if at any time on and after the effective date the Investors are not “affiliates” under Rule 144, and together with any person aggregated for purposes of Schedule 13G, hold fewer than 10% of the Company’s outstanding Common Stock), or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

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(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $40,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the

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withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a); provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable to any such Holder for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which such Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.7(b) and 2.7(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

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(c) Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.7(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.7(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

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(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.7, and otherwise shall survive the termination of this Agreement.

2.8 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements);

(c) furnish to any Holder, so long as the Holder beneficially holds any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form); and

(d) furnish to any Holder and any prospective purchaser, so long as the Holder beneficially holds any Registrable Securities, forthwith upon request, the information and undertakings required to enable the Holder or any prospective purchaser to avail itself of SEC Rule 144A (or any successor rule or other rule permitting sales to institutional buyers without registration), including those specified by Rule 144A(d)(4)(i).

2.9 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder

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or prospective holder of any securities of the Company that would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 5.1.

2.10 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earlier to occur of: (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and (ii) the fifth anniversary of the IPO.

2.11 Restrictions on Transfer.

(a) The Notes and the Registrable Securities shall not be sold, pledged, or otherwise transferred by the Investors, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Investor will cause any proposed purchaser, pledgee, or transferee of the Notes and the Registrable Securities held by such Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Notes (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of this Section 2.11) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS RIGHT AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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The Investors consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

Upon registration for resale of any Registrable Securities pursuant to this Agreement or upon Rule 144 under the 1933 Act becoming available, the Company shall promptly cause certificates evidencing such Registrable Securities previously issued to be replaced with certificates which do not bear such restrictive legends, and all such Registrable Securities subsequently issued shall not bear such restrictive legends and the Investor will certify to the Company that it will thereafter sell the Common Stock evidenced by such unlegended certificates only pursuant to the Prospectus (as defined in the Investor Agreement) as permitted under this Agreement or pursuant to Rule 144.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the holder to the Company. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.11(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

3. Information.

3.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company;

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(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(e) as soon as practicable, but in any event at least thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors; and

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules

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applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Investor, at such Investor’s sole expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) such time as the Investors and their Affiliates (after giving effect to and including shares of Common Stock issued or issuable upon conversion of the Notes or conversion or exchange of other securities of the Company held by such Investor) fewer than ten percent (10%) of the shares of Common Stock outstanding.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law.

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4. Additional Covenants.

4.1 Matters Requiring Investor Approval. The Company shall not, either directly or by amendment of its certificate of incorporation or bylaws, merger, consolidation, or otherwise, without first obtaining the written approval of Greenwood:

(a) increase or decrease the authorized number of shares of Common Stock or other classes or series of capital stock of the Company or any Subsidiary, or authorize or create (by reclassification or otherwise) any new class or series of stock or any security that is or by its terms may become exercisable and/or convertible into such a class or series of capital stock of the Company or any Subsidiary;

(b) effect a recapitalization, reclassification, stock combination, stock dividend, stock split or stock subdivision;

(c) amend, alter, adopt, waive or repeal any provision of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary or other organization documents of the Company or any Subsidiary, other than as contemplated by the Securities Purchase Agreement and the transactions contemplated thereunder;

(d) directly or indirectly, consolidate or merge with or into, or convert into, another Person (whether or not the Company is the surviving or resulting entity), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole in one or more related transactions;

(e) permit, directly or indirectly, the lease of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole in one or more related transactions;

(f) permit any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or any Subsidiary;

(g) sell, lease, assign, transfer or otherwise dispose of any material assets of the Company or any Subsidiary;

(h) declare or pay any distribution or dividend;

(i) issue or obligate itself to issue any security, other than shares of Common Stock upon (i) conversion of the Notes, (ii) exercise of any director or employee options outstanding on the date hereof, (iii) exercise of employee or director restricted stock units outstanding on the date hereof, or (iv) equity awards granted to officers, directors, employees or consultants , approved by the Board of Directors;

(j) redeem, retire, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of the Company or any Subsidiary;

(k) increase or decrease the authorized size of the Board of Directors, except as expressly contemplated by the Voting Agreement;

(l) transfer any portion of its assets to any of its foreign Subsidiaries;

(m) create, or hold capital stock in, any Subsidiary that is not wholly owned (either directly or through one or more other Subsidiaries) by the Company, or sell, assign, pledge, transfer or otherwise dispose of any capital stock of any direct or indirect Subsidiary;

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(n) acquire all or any portion of any business or product line (whether by stock or asset purchase, merger, consolidation or otherwise);

(o) make, or permit any Subsidiary to make, any loan or advance to any Subsidiary or other Person unless it is wholly owned by the Company;

(p) permit any Subsidiary to enter into any agreement, contract or arrangement restricting the ability of any subsidiary to pay or make dividends or distributions in cash or kind to the Company, to make loans, advances or other payments of whatever nature to the Company, or to make transfers or distributions of all or any part of its assets to the Company;

(q) enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved in advance by a majority of the Board of Directors, including the Investor Designee;

(r) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(s) enter into any transaction that entails the exclusive licensing or transfer of any material intellectual property rights for any field of use or territory material to the Company’s business as conducted, or sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(t) enter into, agree to enter into or otherwise consummate any material joint ventures, strategic alliances, or major partnerships;

(u) approve or authorize (i) the incurrence of any indebtedness outside the ordinary course of business other than under the Company’s existing Loan and Security Agreement dated as of November 3, 2010, as amended, among the Company and its Subsidiaries and Gibraltar Business Capital, LLC, as agent for the lender parties thereto, including any future amendment or refinancing thereof, provided the principal amount thereof is not increased or (ii) the guarantee of any obligation of any other Person, if the aggregate amount of the principal of such indebtedness or the principal amount of the indebtedness so guaranteed shall exceed $250,000;

(v) hire, terminate, or increase the compensation of James R. Riedman and any other person holding the position of chief executive of the Company, including approving any option grants or other equity awards to officers or any bonus or incentive plan for officers;

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(w) except for the extension of the Company’s Amended and Restated 2001 Long-Term Incentive Plan (the “Plan”), approve any new stock option or other equity plan for the benefit of directors, employees or consultants of the Company or its Subsidiaries, or any amendment or change thereto; or increase the number of shares of Common Stock reserved for issuance pursuant to the Plan, as amended; or make any changes or amendment to the Plan (other than to extend the term thereof);

(x) approve or authorize any transaction or series of related transactions outside the ordinary course of business involving $250,000 or more; and

(y) approve, authorize or otherwise permit any Subsidiary to take any action which, if taken by the Company, would require the written approval of the Investors pursuant to this Section 4.1.

4.2 Matters Requiring Board Approval. The Company shall not, without first obtaining the approval of its Board of Directors:

(a) approve or authorize any material modification to any existing loans or other extensions of credit by the Company;

(b) approve or authorize any material modification to or material deviation from the Budget;

(c) increase the compensation of any director;

(d) except for trade payables, inventory or equipment leases arising in the ordinary course of business, enter into any off-balance sheet financing arrangements or use any of the Company’s assets as collateral, whether to secure debt obligations, obligations to senior securities or otherwise;

(e) change or terminate the independent registered public accountants engaged to audit the Company’s financial statements;

(f) approve the settlement by the Company of any material litigation or other proceedings relating to the Company;

(g) approve or authorize the payment of any capital expenditures in excess of $100,000 during any 12-month period other than a specific identifiable line item previously approved in the Budget (covering the year in which such action is sought to be taken by the Company); and

(h) approve, authorize or otherwise permit any Subsidiary to take any action which, if taken by the Company, would require the written approval of the Board of Directors pursuant to this Section 4.2.

4.3 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet regularly in accordance with an agreed-upon schedule which shall target quarterly meetings. The Company shall reimburse the

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Greenwood Designee (as defined in the Voting Agreement) for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. The Greenwood Designee will receive compensation in accordance with the terms of the Company’s compensation policy for directors, but in any event, shall receive options or restricted stock units of at least 20,000 shares of Common Stock per annum (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like).

4.4 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into, or converts into any other Person and is not the continuing or surviving corporation or entity of such consolidation, or merger or conversion, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

4.5 Standstill. The Investors and James R. Riedman and Riedman Corporation each, on behalf of themselves, hereby agree that they will not, nor will they permit any Affiliate to, directly or indirectly, (unless in any such case specifically approved in advance to do so by the Board of Directors, and (i) in the case of James R. Riedman and Riedman Corporation, unless approved by Greenwood, or (ii) in the case of the Investors or any of their Affiliates, by a director not appointed by or affiliated in any way with the Investors) acquire, offer to acquire, or agree to acquire any Common Stock or other securities of the Company in an open-market transaction (“Company Securities”). Without limiting the generality of the foregoing, the following shall not be considered “open-market transactions” and nothing contained herein shall prohibit any member of the Investor Group or James R. Riedman or Riedman Corporation from acquiring any such Company Securities (i) upon conversion of the Notes, (ii) as a result of a stock split, stock dividend or similar recapitalization by the Company, (iii) pursuant to the exercise of any warrant, option or other right to acquire such securities that it receives directly from the Company (including equity awards granted as compensation and approved by the Board of Directors), or (iv) in the case of the Investor Group, pursuant to the preemptive rights provided in Section 4.6.

In addition, nothing in this Section 4.5 shall preclude any Investor or its Affiliates or James R. Riedman or Riedman Corporation (a) from exercising the voting and other rights granted to the Investors pursuant to this Agreement or any of the Transaction Documents or (b) in the case of any proposed merger, sale of assets or similar transaction that has been approved or recommended by the Board of Directors, or in the case of a tender or exchange offer made without encouragement by or the participation of the Investors or any of their Affiliates (if the Board of Directors shall send to stockholders a statement that the Board of Directors that (i) recommends approval of such tender or exchange offer, or (ii) is neutral with respect to such tender or exchange offer) from making an offer to the Board of Directors, in respect of such transaction, upon terms more favorable to the Company or its stockholders than those of the other transaction, as proposed.

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4.6 Participation Rights.

(a) Definitions. As used in this Section 4.6, “New Securities” shall have the following meaning: (i) any capital stock of the Company whether or not currently authorized, (ii) all rights, options, or warrants to purchase capital stock, and (iii) all securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Securities” shall not include (1) shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Company pursuant to action by the Board of Directors pursuant to any stock purchase or option plan or other employee or director stock incentive or compensation program approved by a majority of the members of the Board of Directors; (2) securities issued as a result of any stock split, stock dividend, or reclassification of shares; (3) securities issued in connection with capital leases, bank financing or other similar transactions with a non-equity financing purpose approved by a majority of the members of the Board of Directors; (4) securities issued in connection with licensing or strategic alliance transactions approved by a majority of the members of the Board of Directors; (5) securities issued pursuant to the acquisition of another corporation or other entity by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company acquires not less than 51% of the voting power of such corporation or other entity in a transaction approved by a majority of the members of the Board of Directors; and, (6) any capital stock issued or issuable upon the exercise, conversion or exchange of any rights, options or warrants outstanding on the date hereof to purchase capital stock of the Company.

(b) Participation Right. Each Investor shall be entitled to a right to purchase, on a pro rata basis, all or any part of any New Securities that the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. Such Investor’s pro rata share shall equal a fraction of the New Securities being issued, the numerator of which is the number of shares of Common Stock held by such Investor plus (a) conversion of then outstanding Notes or other convertible securities held by such Investor and (b) exercise of then outstanding options, rights, or warrants then held by such Investor, and the denominator of which is the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon (x) conversion of then outstanding Notes or other convertible securities and (y) exercise of then outstanding options, rights, or warrants.

(c) Exercise of Right. In the event the Company intends to issue New Securities, it shall give each Investor written notice of such intention, describing the type of New Securities to be issued, the price thereof, and the general terms upon which the Company proposes to effect such issuance (the “Sale Notice”). Each Investor shall have twenty (20) days from the date of any Sale Notice to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Sale Notice by giving written notice to the Company stating the quantity of New Securities to be so purchased (“Exercise Notice”); provided, however, that in the event that the transaction described in a Sale Notice involves in whole or in part the payment of non-cash consideration, or the payment of consideration over time, the Investors shall have the right to elect, upon exercise of their rights set forth in this Section 4.6, to pay to the Company in full consideration for the New Securities the present cash value of the consideration described in the Sale Notice as determined by the Board of Directors of the Company in good faith.

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(d) Failure to Exercise Right. In the event the Investors fail to exercise the foregoing participation right with respect to any New Securities within the periods specified, the Company may within one hundred and twenty (120) days after the delivery of the Sale Notice sell any or all of such New Securities not agreed to be purchased by the Investors, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Sale Notice. In the event the Company has not sold such New Securities within such 120-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided in Section 4.6.

(e) Termination of Covenants. The covenants set forth in this Section 4, shall terminate and be of no further force or effect on the date that Greenwood and its Affiliates beneficially own (after giving effect to and including shares of Common Stock issued or issuable upon conversion of the Notes or conversion or exchange of other securities of the Company held by Greenwood) fewer than ten percent (10%) of the shares of Common Stock outstanding.

5. Miscellaneous.

5.1 Successors and Assigns. Notwithstanding anything to the contrary herein, neither the Company nor any Investor shall assign this Agreement without the prior written consent of the other; provided however, that the registration rights provided in Section 2 under this Agreement may be assigned (but only with all related obligations) by an Investor only to a transferee of Registrable Securities that after such transfer holds (with its Affiliates) at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and the like); and provided further, however, that prior to the transfer, (x) the Company is, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Each party agrees that all proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, employees or agents) may be commenced in the state and federal courts sitting in Wilmington, Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any Delaware Court, or that such proceeding has been commenced in an improper or inconvenient forum. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each

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party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party or parties in such proceeding shall be reimbursed by the non-prevailing party or parties for its or their attorney’s fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution of such proceeding.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 5.5. If notice is given to the Company, a copy shall also be sent to Woods Oviatt Gilman, LLP, Two State Street, Suite 700, Rochester, New York 14534, Attn: Gordon E. Forth, Esq., Facsimile: (585) 987-2901, E-mail: gforth@woodsoviatt.com, and if notice is given to Greenwood, Greenwood Capital Limited Partnership and Greenwood Investors Limited Partnership, a copy shall also be given to Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, Attn: John D. Hancock, Esq., Facsimile: (617) 832-7000, E-mail: jhancock@foleyhoag.com.

5.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the Investors and (iii) only with respect to matters in Section 2 of this Agreement, the holders of a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Any amendment, termination, or waiver effected in accordance with this Section 5.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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5.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

5.9 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements (as defined in the Securities Purchase Agreement) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.11 Acknowledgment. The Company acknowledges that the Investors are in the business of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

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IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

PHOENIX FOOTWEAR GROUP, INC.

	By:	/s/ James R. Riedman, CEO
James R. Riedman, CEO

GREENWOOD CAPITAL LIMITED PARTNERSHIP

	By:	Greenwood Investments, Inc.,
General Partner

	By:	/s/ Steven Tannenbaum, President
Steven Tannenbaum, President

GREENWOOD INVESTORS LIMITED PARTNERSHIP

	By:	Greenwood Investments, Inc.,
General Partner

	By:	/s/ Steven Tannenbaum, President
Steven Tannenbaum, President

For purposes of Section 4.5:	RIEDMAN CORPORATION

	By:	/s/ James R. Riedman, President
James R. Riedman, President

/s/ James R. Riedman
James R. Riedman